Exhibit 10.17

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made the 19th day of February, 2019, by and among Jeffrey T. Patrick Pharm.D., an individual with an address at 4047 Prince George Ln, New Albany, OH 43054 (“Executive”) and Nutriband Inc., a Nevada corporation with offices at 121 South Orange Ave., Suite 1500, Orlando, Florida 32801 (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of Executive as its Chief Scientific Officer; and

WHEREAS, Executive is willing to serve as Chief Scientific Officer of the Company on and subject to the terms and conditions set forth in this Agreement; and

WHEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties do hereby agree as follows:

1. Employment and Duties. Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as its Chief Scientific Officer. Executive shall report to the Company’s Chief Executive Officer or such other officer as may be designated from time to time by the Company’s Chief Executive Officer. Executive shall perform such duties consistent with his position as Chief Scientific Office as may be assigned to him, which duties shall generally be in the area of drug development, clinical development, strategic ventures, feasibility and compliance with respect to the Company’s products and proposed products. The services shall be performed both at the Company’s facilities and offsite, as may be acceptable to the officer to whom he reports. It is understood and agreed that Executive shall perform his services on a part time basis and that his duties with the Company shall not unreasonably interfere with responsibilities as director of the Drug Development Institute at the Ohio State University Comprehensive Cancer Center (“OSU”). Executive hereby accepts the employment contemplated by this Agreement. If requested by the Company, Executive agrees to serve as a member of the Company’s Scientific Advisory Board for no additional compensation.

2. Term and Termination. This Agreement shall have an initial term, commencing on the date of this Agreement and ending on January 31, 2021, and continuing on a quarter-to-quarter basis thereafter unless terminated by either party on not less than 30 days’ notice given prior to the expiration of the initial term or any one-quarter extension, unless terminated early pursuant to Section 5 of this Agreement. The initial term and any extensions are collectively referred to as the “Term.” The termination of this Agreement or the termination of the employment of Executive for any reason whatsoever shall not affect the validity or effectiveness Sections 6 through and including 10 of this Agreement, which shall continue in full force and effect.

3. Compensation and Other Benefits. During the Term, for his services pursuant to this Agreement, the Company shall pay to Executive salary (“Salary”) at the rate of $60,000 per year, which shall be payable either in cash or in shares of the Company’s common stock (“Common Stock”) as the Company shall determine. If payment is made in cash, the Company shall pay Executive his Salary at the times it pays its other executive officers, but not less frequently than monthly.

(a) If the Company elects to pay the Salary in stock, the Company shall issue shares (the “Shares”) of Common Stock to Executive no later than the last business day of February for the year in which Salary is payable. The number of Shares to be issued to Executive shall be determined by dividing the annual Salary by the market price of the Common Stock on the date that the Company’s board of directors authorizes the issuance of the Shares, rounding fractional shares to the next higher whole number of Shares. The Shares shall be fully vested upon issuance. Executive acknowledges that the Shares are restricted securities, as defined in Rule 144 of the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or otherwise disposed of except pursuant to a registration statement or an exemption from the registration requirements of the Securities Act. The certificates for the Shares shall bear the Company’s standard investment legend. Executive shall provide for payment of any federal or state withholding tax which may be due as a result of the issuance of the Shares.

(b) Executive shall be entitled to vacation in accordance with the Company’s vacation policy.

(c) Executive acknowledges and agrees that, as long as he is working for the Company on a part-time basis the Company shall not provide Executive with medical, pharmaceutical, life or disability insurance.

4. Expenses. The Company shall reimburse Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out of pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy for executive officers as in effect from time to time.

5.	Termination of Employment.

(a) This Agreement and Executive’s employment shall terminate immediately upon his death.

(b) This Agreement and Executive’s employment may be terminated by Executive or by the Company on not less than thirty (30) days’ written notice in the event of Executive’s Disability. The term “Disability” shall mean any illness, disability or incapacity of Executive which prevents him from substantially performing his regular duties for a period of three (3) consecutive months or four (4) months, even though not consecutive, in any twelve (12) month period.

(c) The Company may terminate this Agreement and Executive’s employment for Cause, in which event no further Salary or other benefits shall be payable to Executive subsequent to the date of termination. The term “Cause” shall mean:

(i) repeated failure to perform material instructions from the board of directors or officer to whom Executive reports , provided that such instructions are reasonable and consistent with Executive’s duties as set forth in Section 1 of this Agreement, which failure shall not have been cured within 30 days of his receipt of written notice setting forth in reasonable detail the nature of such failure;

(ii) a material breach of Sections 6 or 7 of this Agreement;

(iii) fraud, dishonesty, gross misconduct or other breach of trust whereby Executive obtains personal gain or benefit at the expense of or to the detriment of the Company;

(iv) a conviction of or plea of nolo contendere or similar plea by Executive of any felony; or

(v) a conviction of or plea of nolo contendere or similar plea by of any other crime involving theft, misappropriation of property or illegal substances.

(d) Executive may terminate this Agreement on 30 days’ written notice for Good Reason. Executive shall deliver to the Company, within 30 days following the event constituting Good Reason, a written notice of termination for Good Reason setting forth in reasonable detail the facts and circumstances claimed by Executive to provide a basis for the termination for Good Reason, and the Company shall have a period of thirty (30) days following receipt of such notice to cure such grounds for Good Reason prior to such termination by Executive for Good Reason becoming effective. Executive’s purported termination for Good Reason shall not take effect if the Company effects such cure within the thirty (30)-day period. As used in this Agreement, the term “Good Reason” shall mean:

(i) Without the consent of Executive, a material diminution in Executive’s authority, duties or responsibilities as set forth in said Section 1 which are materially inconsistent with the duties set forth in Section 1.

(ii) Any material breach by the Company of the terms of this Agreement.

(e) In the event of a termination by Executive for Good Reason, the Company shall continue to pay Executive his Salary until the earlier of three months from the date of termination or the expiration of the Term; provided, however, that if the Company shall have paid Executive his Salary by the issuance of Shares, the Company shall have no further obligation to pay compensation to Executive and Executive shall have no obligation to return any Shares to the Company.

6.	Assignment of Intellectual Property Rights.

(a) Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company; provided, however, that the Company shall have no rights, and nothing in this Section 6 shall be construed in any manner to grant the Company any rights in, any work product or intellectual property developed or otherwise generated in connection with his services at OSU and Executive shall not use or disclosure to the Company any intellectual property owned by OSU which he is prohibited from using or disclosing.

(b) For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, compositions of matter, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, methods and processes, unpublished patent applications, original works of authorship, discoveries, experimental processes, data, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(c) Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including but not limited to, all rights of priority under international conventions, all rights to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(d) Further Assurances; Power of Attorney. During and after his employment, Executive agrees to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by Executive’s subsequent incapacity.

(e) Moral Rights. To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

(f) No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company.

7.	Confidential Information.

(a) Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, licensee, intellectual property rights, including plans relating to the development, implementation, marketing and monetization of intellectual property right, clients, marketing, patents, products, services, business, research and development activities and operational methods of the Company and its customers, licensees, licensors or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its business, any business it proposes to engage in, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “Confidential Information” of the Company for the purposes of this Agreement. In consideration of his employment, Executive agrees that he will not, during or after the Term, without the consent of the Company make any disclosure of Confidential Information now or hereafter possessed by the Company, to any person, partnership, corporation or entity either during or after the term here of, except that nothing in this Agreement shall be construed to prohibit Executive from using or disclosing such information ( i) if such disclosure is necessary in the normal course of the Company’s business in accordance with the Company policies or instructions or authorization from the board or directors or the officer to whom Executive reports, (ii) such information shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, (iii) complying with legal process as provided in Section 8 of this Agreement, or (d) subsequent to the Term, if such information shall have either (i) been developed by Executive independent of any of the Company’s Confidential Information and does not include and is not based on any Work Product or other Intellectual Property assigned to the Company pursuant to Section 6 of this Agreement or (ii) been disclosed to Executive by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company. For the purposes of Sections 6, 7 and 8 of this Agreement, the term “the Company” shall include the Company, its parent, its subsidiaries and Affiliates.

(b) In the event that any Confidential Information is required to be produced by Executive pursuant to legal process, Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company. The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner, Executive shall not make any disclosure until there has been a court determination on the Company’s objections. If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court order, and Executive will exercise reasonable efforts to obtain reliable assurance from the person to whom such Confidential Information is disclosed will treat the Confidential Information as confidential.

(c) Upon termination of Executive’s employment for any reason or at the Company’s request at any time during Executive’s employment, Executive shall (a) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, equipment, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with his employment by the Company; and (b) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive ’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Executive’s possession or control.

(d)	Executive shall not:

(i) Utilize the Company’s Confidential Information to persuade or attempt to persuade any person or entity which is or was a customer, client, licensee or licensor of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “customer,” “licensee,” ” licensor,” and “client” as used in this Section 7 to include any potential customer, licensee, licensor or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or during the twelve (12) months preceding the termination of his employment;

(ii) Utilize the Company’s Confidential Information to solicit for himself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within two (2) years prior to the termination of his employment; or

(iii) Persuade or attempt to persuade any Executive of the Company, or any individual who was an Executive of the Company during the one (1) year period prior to the termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company.

(e) Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in this Section 7 are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court or arbitrator determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court or arbitrator determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

8. Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Sections 6 and 7 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 8 shall not affect or limit, and the injunctive relief provided in this Section 8 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. Subject to Section 7(e) of this Agreement, the provisions of Sections 6, 7, 8, 9 and 10 of this Agreement shall survive any termination of this Agreement and Executive’s employment.

9. Representations and Warranties of Executive. Executive represents and warrants that Executive has the right to enter into this Agreement. Neither the execution of this Agreement nor the performance by Executive of his obligations pursuant to this Agreement violates any agreement to which Executive is a party or by which he is bound.

10.	Miscellaneous.

(a)	Definitions.

(i) “Affiliate” of the Company shall mean any person or entity which controls, is controlled by or is under common control with the Company.

(ii) “person” shall mean an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, with respect to the subject matter covered in t his Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Notice. Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier, email or similar means of communication (collectively “electronic communications”) if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 10(c), to the parties at their respective addresses set forth at the beginning of this Agreement or by electronic delivery to the telecopier or email set forth on the signature page of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or electronic communications number or address to which notice is to be sent. If no telecopier number is provided for either party, notice to such party shall not be sent by telecopier.

(d) Governing Law; Dispute Resolution; Jurisdiction.

(i) This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida applicable to agreements executed and to be performed wholly in such state without regard to principles of conflicts of laws. The parties hereby agree that any dispute arising out of or based upon this Agreement shall be submitted to binding arbitration in the Orlando, Florida in accordance with the rule then in effect of the American Arbitration Association. The decision of the arbitrator(s) shall be binding on all parties and judgment on the arbitration award may be entered in any court having jurisdiction. In making a decision, the arbitrator(s) shall have no authority to modify or amend any provisions of this Agreement except as expressly provided in Section 7(e) of this Agreement.

(ii) With respect to any action seeking injunctive relief pursuant to Section 8 of this Agreement or an action to compel arbitration pursuant to Section 10(d)(i), the parties hereby (x) consent to the exclusive jurisdiction of the federal and state courts sitting in the City of Orlando, Orange County, Florida , (y) agree that any process in any action commenced in such court under this Agreement may be served upon him personally, either (A) by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served in Orlando, Florida , or (B) by any other method of service permitted by law, and (z) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof.

(e) Directors’ and Officers’ Liability Insurance. Executive will be covered under any directors’ and officer’ liability insurance and Executive will be entitled to the benefits of such policy in accordance with the terms of the policy.

(f) Partial Invalidity. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.

(g) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(i) Remedies. No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

(j) Delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing with the same force and effect as if such facsimile or “. pdf” signature page were an original thereof. If less than a complete copy of this Agreement is delivered by either party, the other party is entitled to assume that delivering party accepts and agrees to all of the terms and conditions of the pages not delivered unaltered.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have signed, or caused to be signed this agreement as of the date first set forth herein.

Email and Telecopier	Signature

gareth@nutriband.com	NUTRIBAND INC.

March 10, 2019	By:	/s/ Gareth Sheridan
	Name:	Gareth Sheridan, CEO

March 10, 2019	/s/ Jeffrey T. Patrick
Jeffrey T. Patrick

[Signature page to Employment Agreement dated January     , 2019 between Jeffrey T. Patrick and Nutriband Inc.]